Exhibit (h)(8)

EXPENSE LIMITATION AGREEMENT

FOR SOUND SHORE FUND, INC.

THIS AGREEMENT, effective as of December 9, 2013 is made and entered into by and between Sound Shore Fund, Inc. (the “Fund”), on behalf of its Institutional Class shareholders, and Sound Shore Management, Inc. (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement between the Fund and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Fund and the Adviser desire to enter into the arrangements described herein relating to certain expenses incurred by the Institutional Class of the Fund;

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1.	Expense Limitation. Until January 1, 2015, the Adviser agrees to reimburse all of the ordinary expenses of the Institutional Class shares of the Fund included in total annual fund operating expenses under Securities and Exchange Commission Form N-1A (other than its advisory fee, interest, taxes, securities lending costs, brokerage commissions and acquired fund fees and expenses), it being understood that in no event shall the Adviser reimburse the Institutional Class for litigation or for any extraordinary expenses.

2.	Term. This Agreement shall become effective on the date above written and shall have an initial term of one year (or longer as set forth under Section 1). Thereafter, this Agreement shall automatically renew for one-year terms unless the Adviser provides written notice to the Fund of the termination of this Agreement, which notice shall be received by the Fund at least 30 days prior to the end of the then-current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement between the Adviser and the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUND SHORE FUND, INC.		SOUND SHORE MANAGEMENT, INC.

By:	/s/ T. Gibbs Kane, Jr.	By:	/s/ Harry Burn, III
Name:	T. Gibbs Kane, Jr.	Name:	Harry Burn, III
Title:	President	Title:	Chairman